CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our report, dated April 11, 2011, with respect to the financial statements included herein, on the Putnam Floating Rate Income Fund, a fund of Putnam Funds Trust, and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

Boston, Massachusetts
June 22, 2011

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.